[Silicon Graphics LETTERHEAD]


                                                                     EXHIBIT 5.1





                                             June 13, 1995



Silicon Graphics, Inc.
2011 North Shoreline Boulevard
Mountain View, CA  94043-1389


Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by Silicon Graphics, Inc. (the "Company") with the Securities and Exchange Commission on or about June 13, 1994 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,771,242 shares of the Company's common stock, par value $0.001 per share, to be issued pursuant to the Alias Research Inc.'s 1988 Employee Share Ownership Plan, 1989 Employee Share Ownership Plan, 1990 Employee Share Ownership Plan and 1994 Stock Plan (the "Plan Shares"). I have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Plan Shares to be issued under such Plans.

It is my opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the issuance of the Plan Shares pursuant to the Plans, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Plan Shares will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.


                                             Sincerely,

                                             /s/ Sandra M. Escher

                                             Sandra M. Escher
                                             Securities Counsel